As filed with the Securities and Exchange Commission on February 7, 2005
                          Registration No. 333-_______

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 FORM SB-2

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 DAHUA INC.
-----------------------------------------------------------------------------
            (Name of small business issuer in its charter)

      Delaware                     6500                    04-3616479
-----------------------  ------------------------ ---------------------------
(State or jurisdiction      Primarily Standard     (I.R.S Employer I.D. No.)
  of incorporation or    Industrial Classification
     organization)             Code Number)

           Level 19, Building C, Tianchuangshiyuan, Huizhongbeili,
                    Chaoyang District, Beijing, China, 100012
                              86-10-6480-1527
-----------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

            Level 19, Building C, Tianchuangshiyuan, Huizhongbeili,
                   Chaoyang District, Beijing, China, 100012
-----------------------------------------------------------------------------
         (Address of principal place of business or intended principal place of business)

                             William G. Hu, Esq.
                         80 Wall Street, Suite 818
                            New York, NY 10005
              Tel: (212) 809-1200,           Fax: (212) 809-1289
-----------------------------------------------------------------------------
           (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.         [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                 [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                 [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
check the following box.                               [ ]


                         CALCULATION OF REGISTRATION FEE

<CPATION>

                                               Proposed         Proposed
   Title of Each             Maximum            Maximum         Amount of
 Class of Securities     Dollar Amount to    Offering Price     Aggregate     Registration
    To be Registered       be Registered       Per Share      Offering Price     Fee
---------------------- ------------------- ----------------- ---------------  -----------
     Common Stock       7,548,000 shares        $.05           $  377,400      $  44.42


(1) This registration statement registers the resale of up to 7,548,000 shares of common stock offered by our selling shareholders.

(2) The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933. Since there is no current trading market for the common stock, the Proposed Maximum Offering Price is based upon the initial offering price of the shares.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.





                Subject to Completion Dated February 7, 2005

                                    DAHUA INC.

                                    Prospectus
                         7,548,000 SHARES OF COMMON STOCK

This prospectus covers the resale of up to 7,548,000 shares of our common stock owned by our selling shareholders who will offer their shares initially at $.05 per share and thereafter, if our common stock is quoted on the Over-the-Counter Bulletin Board, at then prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of the 7,548,000 shares.

There are no underwriting commissions involved in this offering. We have agreed to pay all expenses of registering the shares for the selling stockholders.

No public market currently exists for our common stock. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

Investing in our common stock involves substantial risks.  See "Risk Factors"
-----------------------------------------------------------------------------
starting at page 7.
-------------------

Neither the Securities and Exchange Commission nor any state securities
-------------------------------------------------------------------------
commission has approved or disapproved of these securities or passed upon the
-----------------------------------------------------------------------------
adequacy or accuracy of the disclosures in this prospectus.  Any
----------------------------------------------------------------
representation to the contrary is a criminal offense.
-----------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



              The date of this prospectus is February 7, 2005.

                             TABLE OF CONTENTS




Prospectus Summary..................................................         4
Risk Factors........................................................         6
Use of Proceeds.....................................................        13
Determination of Offering Price.....................................        13
Dilution............................................................        13
Selling Security Holders............................................        13
lan of Distribution.................................................        16
Legal Proceedings...................................................        17
Directors, Executive Officers, Promoters and Control Persons........        17
Security Ownership of Certain Beneficial Owners and Management......        19
Description of Securities...........................................        20
Interest of Named Experts and Counsel...............................        21
Disclosure of Commission Position of Indemnification for
  Securities Act Liabilities........................................        22
Organization Within Last Five Years.................................        22
Description of Business.............................................        23
Management's Discussion and Analysis or Plan of Operation...........        29
Description of Property.............................................        34
Certain Relationships and Related Transactions......................        35
Market for Common Equity and Related Stockholder Matters............        35
Executive Compensation..............................................        37
Changes In and Disagreements With Accountants on Accounting
 and Financial Disclosure...........................................        38
Additional Information..............................................        39
Financial Statements................................................        44


                            PROSPECTUS SUMMARY

This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this prospectus. You should read and carefully consider the entire prospectus before making a decision to purchase our common stock.

Our Company
-----------

Dahua Inc. ("Dahua," "we," or "our") was incorporated on March 8, 2002 in the State of Delaware as Norton Industries Corp. ("Norton"). We changed our name to Dahua Inc. on February 7, 2005 as result of a reverse acquisition in which Norton acquired all capital shares of Bauer Invest Inc. ("Bauer"). The acquisition was accounted for as a reverse merger, and the historical operations of Bauer and its subsidiary were represented as our historical operations.

Prior to the acquisition, Norton was a blank check company seeking to complete a merger or business acquisition. Since inception, Norton has virtually conducted no business until January 30, 2005 when Norton acquired Bauer. Bauer is a holding company, which conducts its business through its 80% owned subsidiary Beijing Dahua Real Estate Development, Ltd., an operating company organized in the People's Republic of China ("Dahua Real Estate").

Dahua Real Estate was incorporated on September 24, 2001 to engage in the development and sale of residential luxurious single family-houses in Beijing, China. The operating activities of Dahua Real Estate are entirely located in the suburban area of Beijing, China. It began to build luxurious single family-houses in July 2003. As of December 31, 2004, the First Phase of its development, a total of 76 residential units, has been completed. We are currently in the sale of those houses. As of September 30, 2004, we have not generated any revenues.

Our executive offices are located at Level 19, Building C, Tianchuangshiyuan, Huizhongbeili, Chaoyang District, Beijing, China, 100012. Our telephone number at that address is 86-10-6480-1527.

We have no website. Our operating subsidiary Beijing Dahua Real Estate Development, Ltd. has a website, whose address is www.dhzhy.com.cn. Information contained on the website is not a part of this prospectus.

Our fiscal year end is December 31.

The Offering
------------

Securities Offered:    Up to 7,548,000 shares of common stock.  The securities
                       being offered are those of the existing shareholders only.

Price per share:       $.05 as determined by the selling shareholders.  The
                       price of $.05 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

Securities Issued
 and Outstanding:      20,000,000 shares of common stock were issued and
                       outstanding as of the date of this prospectus.

Use of Proceeds:       We will not receive any proceeds from the sale of the
                       common stock by the selling shareholders.

Plan of Distribution:  We are unaware of the nature and timing of any future sales of our common stock by existing shareholders. There is no minimum number of shares to be sold in this offering. No underwriting arrangements for this offering exist. There are no arrangements to place any of the proceeds in escrow.

Registration Costs:    We estimate our total offering registration costs to be
                       $65,545. We have agreed to pay all costs and expenses relating to the registration of our common stock.


                              FINANCIAL SUMMARY INFORMATION

The following Financial Summary and Operating Data have been derived from our audited financial statements for the periods indicated. You should read the following financial data in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus.


Statement of Operations Data:
----------------------------
                                                                  September 24, 2001
                             Nine Months          Year Ended     (Inception) Through
                     Ended September 30, 2004  December 31, 2003   December 31, 2002
                     ------------------------  -----------------   ------------------
Revenue                  $               -      $            -      $           -
Expenses                 $         270,021      $      167,169      $     169,953
Net Loss                 $       (274,858)      $    (271,442)      $   (169,784)
                         =================      ==============      =============

Balance Sheet Data:
-------------------

                       September 30, 2004       December 31, 2003   December 31, 2002
                     ------------------------  ------------------- ------------------

Total Assets           $        8,249,373         $   5,145,607      $    2,049,668
Total Liabilities      $        7,756,267         $   4,377,643      $    1,010,262
Shareholders' Equity   $          493,106         $     767,964      $    1,039,406
                       ==================         =============      ===============


                               RISK FACTORS

The shares of common stock offered by this prospectus involve a high degree of risk. You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before you purchase these shares. The risks and uncertainties described below are those that we have identified as material. If any of the events contemplated by the following discussion of risks should occur, our business, financial condition and results of operations may suffer. As a result, the trading price of our common stock could decline and you could lose part or all of your investment in our common stock.

                       Risks Related to Our Business

WE LACK AN OPERATING HISTORY UPON WHICH AN EVALUATION OF OUR FUTURE SUCCESS OR FAILURE CAN BE MADE.

We were incorporated in March 2002 as a blank check company for the purpose of seeking to complete a merger or business acquisition. We virtually conducted no business until January 30, 2005 when we acquired Bauer Invest Ltd. Bauer is a holding company, which conducts its business through its 80% owned subsidiary Beijing Dahua Real Estate Development, Ltd., a private company operating in the People's Republic of China ("Dahua Real Estate"). Dahua Real Estate was incorporated on September 24, 2001 to engage in the development and sale of residential luxurious single family-houses in Beijing, China. The acquisition of Bauer was accounted for as a reverse merger, the historical operations of Bauer and its subsidiary were represented as our historical operations. Our limited operating history makes it difficult for you to evaluate our business and future prospects.

WE HAVE LOSSES IN THE PAST. IF THE LOSSES CONTINUE WE MAY HAVE TO SUSPEND OUR OPERATIONS OR CEASE CARRYING ON BUSINESS.

We have been operating at a loss since inception. To date we have not generated any revenues. As of September 30, 2004, we had $716,084 of accumulated deficit. We are a development stage company, and we may incur additional losses. There is no assurance that our operations will become profitable. Failure to generate revenues will cause us to go out of business and could cause you to lose all or a substantial part of your investment.

WE MAY NEED ADDITIONAL FINANCING TO CARRY OUT OUR SECOND PRASE PROJECT. IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING, WE MAY HAVE TO DELAY THE IMPLEMENTATION OF OUR SECOND PHASE PROJECT, AND OUR ABILITY TO INCREASE REVENUES WILL BE MATERIALLY IMPAIRED.

Since inception, we have been depended on short-term loans and customer deposits to meet our cash requirements. We have completed our First Phase of development and construction of Dahua Garden project (a 76-unit of luxurious single-family houses) by the end of 2004. Currently we are applying with Beijing municipal and Changping district governmental agencies for all the requisite licenses, permits, and approvals to start our second Phase of Dahua Garden. As of the date of this prospectus, we have not received any licenses, permits or approvals from governmental authorities. It is estimated that approximately $60.5 million is needed to complete our Second Phase project.
We intend to use (i) our proceeds from sales of our First Phase housing units,
(ii) customer deposits from our pre-sale of the housing units in the Second Phase, and (iii) short-term borrowings from our affiliates to finance our Second Phase of Dahua Garden. At present we do not have any arrangements for additional financing.

Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive to us. We cannot assure you that we will be able to obtain any additional financing on terms accepted to us. If we are unable to obtain additional financing, we may have to delay the implementation of our Second Phase of Dahua Garden development, and our ability to increase revenues will be materially impaired. Additionally, any additional capital raised through the sale of equity or convertible debt securities may dilute your ownership percentage in us.

OUR OPERATIONS ARE SUBJECT TO AN INTENSIVE REGULATORY APPROVAL PROCESS.

Even though the Chinese national and local governments have been supported business entities to develop commodity housing for more than 15 years, the real estate development in China is highly regulated. All real estate projects are subject to regulatory approval and supervision by government authorities in charge of urban planning, land use, zoning, construction, fire-safety and environment protection. The administrative and regulatory power exercised by those governmental authorities is beyond our control. Any significant change in real estate regulations may have a materially adverse effect on our business.

Before we can develop a property, we must obtain a variety of approvals from local and municipal governments with respect to such matters as zoning, density, subdivision, traffic considerations, site planning and environmental issues. Although there are currently no unfavorable rulings that would have a significant adverse effect on the development of our proposed Second Phase of Dahua Garden, there is no assurance that we are able to obtain all required licenses, permits, or approvals from governmental authorities. Our ability to develop these properties and realize future income from our properties could be delayed, reduced, prevented or resulted in additional costs.

WE ACT AS GENERAL CONTRACTOR ON OUR CONSTRUCTION PROJECTS, AND IF ANY OF OUR SUBCONTRACTORS SHOULD FAIL TO COMPLETE THEIR JOBS ON TIME, OUR BUSINESS COULD BE DISRUPTED.

We act as general contractor on our construction projects. We hire unaffiliated subcontractors to do work for us. In the event that any of our subcontractors should fail to complete their jobs on time, our business could be disrupted, which will have an adverse effect on our results of operation and our financial condition.

WE ARE VULNERABLE TO CONCENTRATION RISKS BECAUSE OUR OPERATIONS ARE CURRENTLY PRIMARILY TO THE BEIJING, CHINA MARKET.

We operate our business in Beijing, China. All of our revenues will be derived from the sale of our luxurious single-family houses in Beijing. Although some of our customers are from the neighboring areas in Beijing, we may not be able to generate adequate revenues if local business conditions in Beijing change adversely. These changes may include business downsizing, industry slowdowns, local oversupply or reduction in demand for real estate properties, and changes in local governmental policies. Operating exclusively in Beijing exposes us to greater economic risks than if we operate in several geographic regions. Any adverse changes in business conditions in Beijing, China, could adversely impact our financial condition, results of operations and cash flows.

WE DEPEND ON THE CONTINUED SERVICES OF OUR EXECUTIVE OFFICERS AND THE LOSS OF A KEY EXECUTIVE COULD SEVERELY IMPACT OUR OPERATIONS.

Given the early stage of development of our business, our future success depends to a large extent on the continued services of our executive officers, particularly Mr. Yonglin Du (our CEO) and Ms. Hua Meng (our CFO). There are no persons making significant contribution to the business other than our executive officers. We have not entered any employment agreement with each of Mr. Du and Ms. Meng. The loss of any of their services could have a material adverse effect on our business, financial condition and results of operations. We have no key-man life insurance for any of our executive officers.

OUR OFFICERS AND DIRECTORS ARE SUBJECT TO CONFLICTS OF INTEREST, AND THERE IS A RISK THAT THEY MAY PLACE THEIR INTERESTS AHEAD OF YOURS.

We believe that our officers and directors will be subject to conflicts of interest. The conflicts arise from their relationships with our affiliate.
Mr. Yonglin Du, our Chief Executive Officer, Ms. Hua Meng, our Chief Financial Officer, and Qinna Zen, our Corporate Secretary , currently also serve as officers and directors of Dahua Project (Engineering) Management (Group) Co. Ltd. (Dahua Group"), a Chinese central government licensed construction project supervising business entity. These officers and directors may have conflicts of interest in allocating time, services, and functions between us and Dahua Group, in which any of them are or may become involved. Mr. Du anticipates devoting minimum of twenty to thirty-two hours per week of his business hours, and each of Ms. Meng and Zen fifteen to twenty hours of their business hours to our business activities. If and when the business operations increase and a more extensive time commitment is needed, they are prepared to devote more time to our affairs, in the event that becomes necessary.

To ensure that potential conflicts of interest are avoided or declared to us and to comply with the requirements of the Sarbanes - Oxley Act of 2002, our Board of Directors, on January 30, 2005, adopted a Code of Business Conduct and Ethics, among other things, to reduce potential conflicts of interest. Conflicts of interest must, to the extent possible, be avoided, and any material transaction or relationship involving a potential conflict of interest must be reviewed and approved in advance by majority of the board of directors, or, if required by law, a majority of disinterested stockholders. No personal loans will be made to executive officers and directors.

All our transactions with affiliates have been and will be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of board members approve all transactions between us and our officers, directors, principal stockholders and their affiliates.

OUR QUARTERLY OPERATING RESULTS, REVENUES AND EXPENSES MAY FLUCTUATE SIGNIFICANTLY WHICH COULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

Our operating results, revenues and expenses may fluctuate significantly from quarter to quarter due to a variety of factors including:

   o  the timing, size and execution of sales contracts and home deliveries;

   o  lengthy and unpredictable sales cycles,

   o  changes in our operating expenses,

   o  fluctuations in general economic conditions.

We believe that period-to-period comparisons of our results of operations are not a good indication of future performance. It is possible that our operating results will be below your expectations. In that event, the trading price of our common stock may fall.

MANY OF OUR COMPETITORS ARE SIGNIFICANTLY LARGER THAN WE ARE, AND THEY HAVE GREATER FINANCIAL RESOURCES AND HAVE MORE EXPERIENCED MANAGERS THAN WE DO.

We are a small company and have little market share in our target market.
The market of residential housing development in Beijing, China is highly competitive. We compete with numerous entities, many of them are significantly larger than we are, and have greater financial resources and have more experienced managers than we do. As a result, they may be able to respond more quickly to new or emerging house plans or construction materials and changes in customer demands or to devote greater resources to the development, promotion and sale of their products or services than we can. If we cannot compete effectively, we may never become profitable. Although no one of our competitors currently dominate or significantly influence the market, they could adversely affect us.

THE RESIDENTIAL REAL ESTATE DEVELOPMENT INDUSTRY IS A HIGH RISK INDUSTRY. IF THE MARKET CONDITIONS DRAMATICALLY CHANGE UNFAVORABLELY TO US, WE MAY GO OUT OF BUSINESS.

The real estate development industry in general, and the residential luxurious real estate development industry in particular, is a high risk industry, subject to changes in general economic conditions, fluctuating interest rates, and changing demand for the types of developments being considered. Volatility in local and regional land use demands, as well as changing supply and demand for the specific uses for which the real property is being developed, are also factors in assessing the relative risks of the business. The demand for residential real estate development is particularly sensitive to changing interest rates and shifting demographics. Both of these factors affecting the demand for residential housing are highly unpredictable over both the short- and long-term. If the market conditions dramatically change unfavorablely to us, we may go out of business.

                Risks Related to Doing Business in China

POLITICAL AND ECONOMIC POLICIES IN CHINA COULD AFFECT OUR BUSINESS IN UNPREDICTABLE WAYS.

Substantially all of our assets are located in China and substantially all of our revenues are derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant degree, to economic and political developments in China. The economy of China differs from the economies of most developed countries in many respects, including:

   o   the extent of government involvement;

   o   level of development;

   o   allocation of resources

The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces and the reduction of state ownership of productive assets, a substantial portion of productive assets in China is still owned by the Chinese government, which continues to play a significant role in regulating China's economic development, setting monetary policy and providing preferential treatment to particular industries or companies. Political and economic policies in China could affect our business in unpredictable ways. Our operating results and financial condition could be materially and adversely affected by changes in governmental policies, such as government control over capital expenditures, changes in government monetary policy, or changes in planning and zoning policy. Accordingly, we may experience delays or other problems in the issuance of the necessary permits or licenses to complete our projects, if any.

GOVERNMENT CONTROL OF CURRENCY CONVERSION MAY AFFECT OUR ABILITY TO PAY DIVIDENDS DECLARED, IF ANY, IN FOREIGN CURRENCIES.

We receive substantial portion of our revenues in Renminbi ("RMB"), which currently is not a freely convertible currency. A portion of our revenues may have to be converted into US dollars to make payment of dividends declared, if any, in respect of our common shares. Under China's existing foreign exchange regulations, we will be able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange of China by complying with certain procedural requirements. However, the Chinese government may take measures at its discretion in the future to restrict access to foreign currencies if foreign currencies become scarce in China. We may not be able to pay dividends in foreign currencies to our shareholders, if the Chinese government restricts access to foreign currencies for current account transactions.

FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THE CHINESE CURRENCY AND THE UNITED STATES DOLLAR MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

The functional currency of our operations in China is "Renminbi." Results of our operations are translated at average exchange rates into United States dollars for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Although the exchange rate for RMB to US dollars has varied by only 100ths during 2004, 2003, and 2002, exchange rate fluctuations, if any, could have a material adverse impact on our operating results and stock price.

                Risks Related to Investment in Our Securities

THERE IS NO AND THERE MAY NEVER BE A PUBLIC MARKET FOR OUR COMMON STOCK SHARES, WHICH MAY MAKE IT DIFFICULT FOR SHAREHOLDERS TO SELL THEIR SHARES.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We currently plan to apply for listing of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement, of which this prospectus forms a part. However, there is no assurance that our shares will be traded on the Bulletin Board or, if traded, that a public market will materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock.
In such a case, shareholders may find that they are unable to achieve benefits from their investment.

OUR COMMON STOCK MAY BE DEEMED TO BE A PENNY STOCK. AS A RESULT, TRADING OF OUR SHARES MAY BE SUBJECT TO SPECIAL REQUIREMENTS THAT COULD IMPEDE OUR SHAREHOLDERS' ABILITY TO RESELL THEIR SHARES.

The shares offered by this prospectus constitute penny stock under the Securities Exchange Act of 1934 ("Exchange Act"). The shares will remain penny stock for the foreseeable future. As defined in Rule 3a51-1 of the Exchange Act, penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.

Section 15(g) of the Exchange Act and Rule 15g-2 of the Exchange Act require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 of the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to:

   o obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;

   o reasonably determine, based on that information, that transaction in penny stocks are suitable for the investor and that the investor has significant knowledge and experience to be reasonably capable of evaluating the risks of penny stock transactions;

   o provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and

   o receive a signed and dated copy of such statement from such investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objects.

Compliance with these requirements may make it more difficult for investors in our common stock to resell the shares to third parties or to otherwise dispose of them.


                            FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks and uncertainties. We use words such as "anticipate," "believe", "expect", "future", "intend", "plan", and similar expressions to identify forward-looking statements. These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described on the preceding pages and elsewhere in this prospectus.

                               USE OF PROCEEDS

The selling shareholders are selling shares of common stock covered by this prospectus for their own accounts. We will not receive any proceeds from the sale of the securities being registered pursuant to this prospectus.


                        DETERMINATION OF OFFERING PRICE

The selling shareholders will sell their shares at a price of $.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There is no established public market for our shares. As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. No investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares.


                                   DILUTION

The shares offered for sale by the selling shareholders are already outstanding and, therefore, do not contribute to dilution.


                              SELLING SHAREHOLDERS

The following table sets forth information concerning the selling shareholders including:

    o  the number of shares owned by each shareholder prior to this offering;

    o  the total number of shares that are to be offered for each shareholder;
       and

    o the total number of shares and the percentage of stock that will be owned by each shareholder upon completion of the offering.

All costs, expenses and fees in connection with the registration of the selling shareholders' shares will be borne by us. All brokerage commissions, if any attributable to the sale of shares by selling shareholders will be borne by such holders.

The offered shares of common stock may be offered from time to time by each of the selling shareholders named below. However, the selling shareholders are under no obligation to sell all or any portion of the shares of common stock offered, neither are the selling shareholders obligated to sell such shares of common stock immediately under this prospectus, and therefore, no accurate forecast can be made as to the number of securities that will be held by the shareholders upon completion of this offering. To the best of our knowledge, the selling shareholders listed in the table set forth below have sole voting and investment powers with respect to the securities indicated, and none of the selling shareholders are broker-dealers or affiliates of broker-dealers.

None of the selling shareholders has held any position or office with us, except as specified on the notes to the table. Other than the relationships described below, none of the selling shareholders had or have any material relationship with us.

                                            Shares Owned          Shares Owned
                                       Prior To the Offering    After the Offering
      Selling           No. of Shares  --------------------- ----------------------
    Stockholders          Offered       Number   Percentage   Number  Percentage
-----------------------------------------------------------------------------------
Toshiaki Mashima          952,000      952,000     4.76%        0       0.00%
Comp Hotel
 International Ltd.       850,000      850,000     4.25%        0       0.00%
Li Yiyang                 596,000      596,000     2.98%        0       0.00%
Duan Lei                  596,000      596,000     2.98%        0       0.00%
Hiroyuki Itakura          380,000      380,000     1.90%        0       0.00%
Masako Horie              380,000      380,000     1.90%        0       0.00%
Hisahiro Kashida          286,000      286,000     1.43%        0       0.00%
Hisakuni Kashida          286,000      286,000     1.43%        0       0.00%
Li Weiwei                 224,000      224,000     1.12%        0       0.00%
Dong Yuhua                224,000      224,000     1.12%        0       0.00%
Zhao Shumin               196,000      196,000     0.98%        0       0.00%
Li Yan                    196,000      196,000     0.98%        0       0.00%
Naoko Takemura            190,000      190,000     0.95%        0       0.00%
Takayoshi Ishibashi       190,000      190,000     0.95%        0       0.00%
Katsuhisa Aga             190,000      190,000     0.95%        0       0.00%
Gao Jingjie               184,000      184,000     0.92%        0       0.00%
Waywood Investments Ltd.  150,000      150,000     0.75%        0       0.00%
Huang Qihan               126,000      126,000     0.63%        0       0.00%
Shi Wei                   114,000      114,000     0.57%        0       0.00%
Chigusa Itakura            96,000       96,000     0.48%        0       0.00%
Mitsuhiko Tadatsu          96,000       96,000     0.48%        0       0.00%
Takako Kashida             96,000       96,000     0.48%        0       0.00%
Yutaka Kobayashi           96,000       96,000     0.48%        0       0.00%
Yan Ruiqing                58,000       58,000     0.29%        0       0.00%
Zeng Qinna(i)              58,000       58,000     0.29%        0       0.00%
Zhang Bin                  58,000       58,000     0.29%        0       0.00%
Cao Jing                   46,000       46,000     0.23%        0       0.00%
Cao Xuefen                 46,000       46,000     0.23%        0       0.00%
Fu Weihong                 46,000       46,000     0.23%        0       0.00%
Lin Minya                  46,000       46,000     0.23%        0       0.00%
Liu Chunxiu                46,000       46,000     0.23%        0       0.00%
Wang Liancheng             46,000       46,000     0.23%        0       0.00%
Xue Yuwei                  46,000       46,000     0.23%        0       0.00%
Qu Pingji                  34,000       34,000     0.17%        0       0.00%
Chen Min                   22,000       22,000     0.11%        0       0.00%
Dong Fu                    22,000       22,000     0.11%        0       0.00%
Gan Xuemei                 22,000       22,000     0.11%        0       0.00%
Gao Yugui                  22,000       22,000     0.11%        0       0.00%
He Bing                    22,000       22,000     0.11%        0       0.00%
Li Jian                    22,000       22,000     0.11%        0       0.00%
Li Ying                    22,000       22,000     0.11%        0       0.00%
Song Fuying                22,000       22,000     0.11%        0       0.00%
Wang Jun                   22,000       22,000     0.11%        0       0.00%
Wang Yong                  22,000       22,000     0.11%        0       0.00%
Wei Wei                    22,000       22,000     0.11%        0       0.00%
Zhang Jie                  22,000       22,000     0.11%        0       0.00%
Huang Meishu               12,000       12,000     0.06%        0       0.00%
Meng Hua (ii)              12,000       12,000     0.06%        0       0.00%
Song Liqiang               12,000       12,000     0.06%        0       0.00%
Wang Shoujian              12,000       12,000     0.06%        0       0.00%
Wen Weiping                12,000       12,000     0.06%        0       0.00%
--------------------------------------------------------------------------------
       TOTAL            7,548,000    7,548,000    37.74%        0       0.00%

 (i)   Zeng Qinna is our Corporate Secretary.
 (ii)  Meng Hua is our Chief Financial Officer.


The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 20,000,000 shares of common stock outstanding on the date of this prospectus

We are not aware of any agreements or arrangements among the selling shareholders listed above. To our knowledge, there are no coordinated investment efforts among the selling shareholders, and they are not acting as a "group" as that term is used in Instruction 7 to Item 403 of Regulation S-B.

                             PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders will sell their shares at $.05 per share until our shares are quoted on the OTC Bulletin Board, thereafter, at then prevailing market prices or privately negotiated prices.

The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker -dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Each selling shareholder and any broker-dealer that assists in the sale of the common stock may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Any discounts, commissions, or concessions received by such underwriters, broker-dealers, or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

The selling shareholders have agreed to comply with applicable securities laws. Each of the selling shareholders and any securities broker-dealer or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. The offer and sale by the selling shareholders may be a "distribution" under Regulation M, in which the selling stockholder, any "affiliated purchasers", and any broker-dealer or other person who participates in such distribution may be subject to Rule 102 of Regulation M until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class of securities that are the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." In addition, Rule 101 under Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" by a selling shareholder in connection with a distribution for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

The selling shareholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling shareholders are responsible for brokerage commissions, if any, attributable to the sale of such securities. We will not receive any of the proceeds from the sale of any of the shares by the selling shareholders.

                             LEGAL PROCEEDINGS

There are no legal actions pending against us nor are any legal actions contemplated by us.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers
--------------------------------

Each of our directors is elected by the shareholders to a term of one (1) year and serves until his or her successor is elected and qualified, or until he or she resigns or is removed from office. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office. The board of directors has no nominating or compensation committees. The board of directors does not have an audit committee financial expert.

The name, address, age and position of our officers and directors are as set forth below:

     Name          Age                   Position Held
---------------   -----  ---------------------------------------------------
Du Yonglin         62      President, Chief Executive Officer and Director
Wang Wulong        64      Director
Meng Hua           28      Chief Financial Officer
Zeng Qinna         26      Corporate Secretary

The following is a brief description of business experience of each of our directors and executive officers during the past five years.

Mr. Yonglin Du has been our Chairman, Chief Executive Officer and President since January 30, 2005. From 1982 to 2003, Mr. Du held various positions in China's petroleum and petrochemical industries, including Deputy Director of the Research Institute of Daqing Oilfield, Head of Petroleum and Petrochemical Division of the State Planning Commission, Deputy Director of the Energy Institute of the State Planning Commission, President of Shanghai Petroleum and Natural Gas Company. In 2003, he founded Dahua Project (Engineering) Management (Group) Co. Ltd., which he has been served as its President and Chief Executive Officer.

Mr. Wulong Wang has been our Director since January 30, 2005. A graduate of Beijing Post and Telecommunication University, Mr. Wang is a senior engineer and China's registered Consulting Engineer. He joined China's State Planning Commission in 1979, and served as its Deputy Chief of Investment Bureau from 1988 to 1992, Chief of Key Construction Bureau from 1992 to 1994, Chief of Investment Bureau from 1994 to 1995. From 1995 to 2002, Mr. Wang served as the President of China International Engineering Consulting Company, and from 2002 to the present as a member of the Expert Committee of China Engineering Consulting Company, as well as a member of the Economic Commission of Chinese National People's Political Consultative Conference.

Ms. Hua Meng has been our Chief Financial Officer since January 30, 2005. She graduated from the Central University of Finance and Economics of China in

July 2003 with a master degree in accounting. Ms. Meng is a Certified Public Accountant in China. From July 1999 to May 2000, she worked for Beijing Baisheng Light Industry Development Co. Ltd. as an accountant. From July 2003 to the present, Ms. Meng has also been Chief Financial Officer of Dahua Project (Engineering) Management (Group) Co., Ltd.

Ms. Qinna Zeng has been our Corporate Secretary since January 30, 2005. She graduated from the Central University of Finance and Economics in China in July 2003 with a master degree in finance. From July 1999 to August 2000, Ms. Zeng worked for the Lichuan Branch of People's Bank of China as a statistician. From July 2003 to the present, Ms. Zeng has also been Corporate Secretary of Dahua Project (Engineering) Management (Group) Co. Ltd.

None of our directors and officers has ever held any position in a reporting company.

Significant Employees
---------------------

There are no significant employees other than our executive officers.

Family Relationships
--------------------

There are no family relationships among directors or officers.

Involvement in Certain Legal Proceedings
----------------------------------------

During the past five years, none of our officers, directors, promoters or control persons has had any of the following events occur:

  o any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  o any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

  o being subject to any order, judgment or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and/or

  o being found by a court of competent jurisdiction, in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Code of Ethics
--------------

On January 30, 2005, the Board of Directors established a written code of ethics that applies to our executive officers and financial officers. A copy of the code of ethics is filed as an Exhibit of this prospectus and or may be obtained by any person, without charge, who sends a written request to Dahua

Inc. c/o Corporate Secretary, Level 19, Building C, Tianchuangshiyuan, Huizhongbeili, Chaoyang District, Beijing, China, 100012. We will disclose any waivers or amendments to our Code of Business Code and Ethics on Item 10 of a Form 8-K.


      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners
-----------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 7, 2005, each person who is known by us to own beneficially more than five percent of our outstanding common stock. We have only one class of securities outstanding. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                   Name and Address        Amount & Nature of      Percent
Title of Class     of Beneficial Owner     Beneficial Owner       of Class
---------------- --------------------   ------------------------ -----------
Common Stock     Yonglin Du                 1,520,000 shares        7.60%
                 Level 19, Building C,
                 Tianchuangshiyuan,
                 Huizhongbeili,
                 Beijing, China, 100012
----------------------------------------------------------------------------


Security Ownership of Management
--------------------------------

The following table sets forth certain information, as of February 7, 2005, as to each class of our equity securities beneficially owned by all of our directors and nominees, each of the named executive officers, and our directors and executive officers as a group.

                   Name and Address        Amount & Nature of      Percent
Title of Class     of Beneficial Owner     Beneficial Owner       of Class
---------------- --------------------   ------------------------ -----------
Common Stock     Yonglin Du                   1,520,000 shares        7.60%
                 Level 19, Building C,
                 Tianchuangshiyuan,
                 Huizhongbeili,
                 Beijing, China, 100012

Common Stock     Qinna Zeng                   58,000 shares           * (ii)
                 Level 19, Building C,
                 Tianchuangshiyuan,
                 Huizhongbeili,
                 Beijing, China, 100012

Common Stock     Hua Meng                      12,000 shares           *
                 Level 19, Building C,
                 Tianchuangshiyuan,
                 Huizhongbeili,
                 Beijing, China, 100012

Common Stock     Wang Wulong                             Nil           Nil
                 c/o Dahua Inc.
                 Level 19, Building C,
                 Tianchuangshiyuan,
                 Huizhongbeili,
                 Beijing, China, 100012

                All officers and directors   1,590,000 shares         7.95%
                as a group
-----------------------------------------------------------------------------

Notes:

 (i) The persons named above do not have any specified rights to acquire, within 60 days of the date of this registration statement any options, warrants or rights and no conversion privileges or other similar obligations exist.

(ii) Less than one percent of the total number of shares outstanding

We do not have any securities that are convertible into common stock.

Changes in Control
------------------

There are no arrangements that management is aware of that may result in changes in control as that term is defined by the provisions of Item 403(c) of Regulation S-B. There are no provisions within our Articles or Bylaws that would delay or prevent a change of control.


                           DESCRIPTION OF SECURITIES

We are authorized to issue up to 80,000,000 shares of our common stock, $.0001 par value, and 20,000,000 shares of preferred stock, $.0001 par value per share. As of February 7, 2005, there were 20,000,000 shares of common stock issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock
------------

The holders of the common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the outstanding shares of common stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors.

Shareholders have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of our liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Preferred Stock
----------------

As of the date of this prospectus, there were no preferred shares that have been designated or issued. The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. We have no current plans to issue any preferred stock or adopt any series, preferences or other classification of preferred stock.

Debt Securities
---------------

As of the date of this prospectus, we do not have any debt securities.

Other Securities To Be Registered
---------------------------------

There are no other securities to be registered.


                   INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements included in this prospectus and the registration statement have been audited by Child, Sullivan & Company, to the extent and for the periods set forth in their reports appearing elsewhere in this document and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

William G. Hu, Esq., our legal counsel, has provided an opinion on the validity of our common stock. We retained him solely for the purpose of providing this opinion and have not received any other legal services from him.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                    FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware General Corporation Law and our Articles of Incorporation. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.


                     ORGANIZATION WITHIN LAST FIVE YEARS

Dahua Inc. ("Dahua," "we," or "our") was incorporated on March 8, 2002 in the State of Delaware under the name of Norton Industries Corp. ("Norton") as a blank check company for the purpose of either merging with or acquiring an operating company with operating history and assets. In June 2002, we filed a registration statement on Form 10-SB with the Securities and Exchange Commission ("SEC") in order to become a Section 12(g) registered company under the Securities Exchange Act of 1934, as amended. The registration statement became effective on or about December 20, 2002.

From March 8, 2002 to January 30, 2005, Norton had conducted virtually no business other than organizational matters and the filings of periodic reports with the SEC pursuant to the reporting requirements of Securities Exchange Act of 1934, as amended.

We changed our name to Dahua Inc. on February 7, 2005, following a reverse merger, in which Norton acquired all capital shares of Bauer Invest Inc. ("Bauer") on January 30, 2005. Bauer is a holding company, which conducts its business through its 80% owned subsidiary Beijing Dahua Real Estate Development, Ltd., an operating company organized in the People's Republic of China ("Dahua Real Estate"). As a result of this transaction, Bauer becomes our wholly owned subsidiary, and the shareholders of Bauer became our controlling shareholders. This transaction was accounted for as a reverse acquisition.

Bauer was incorporated on December 10, 2003, under the laws of the Territory of the British Virgin Islands. On May 25, 2004, Bauer acquired of 80% of capital stock of Dahua Real Estate on a reverse merger transaction. Prior to the acquisition, because Bauer has no operations, the assets and liabilities reflected on the balance sheet of Bauer are essentially those of Dahua Real Estate, and the statement of operations reflects the operations of Dahua Real Estate. Whatever organizational and acquisition costs incurred by Bauer were recorded on the books of Bauer.

Dahua Real Estate was incorporated on September 24, 2001 to engage in the development, construction, and sale of residential housing units. Norton and Bauer were non-operating shell companies, respectively, and incurred minimal costs to acquire Bauer or Dahua Real Estate, and therefore there were no needs for adjustments for any costs incurred by Norton or Bauer to be "pushed down" in the accounts of Norton, Bauer or Dahua Real Estate. Dahua Real Estate did not incur any other costs which were required to be "pushed down" for the completion of the transaction.

The merger transaction between Norton and Bauer was accounted for as a reverse acquisition, whereby, under accounting principles generally accepted in the United States of America, after completion of the merger, we will file prior historical financial information of Bauer and its subsidiary, on a stand-alone basis, for the year prior to the acquisition. Our continuing operations will reflect the consolidated operations of Bauer and its subsidiary. The acquisition of Dahua Real Estate by Bauer was treated as a reverse merger in accordance with purchase accounting under APB 16.

We have not been involved in any bankruptcy, receivership or similar proceedings.


                            DESCRIPTION OF BUSINESS

General
-------

We, through our 80% owned subsidiary Beijing Dahua Real Estate Development Ltd. ("Dahua Real Estate"), engage in the business of development, construction and sale of residential single-family homes in suburban area of Beijing, China. Dahua Real Estate has been given permission by Beijing municipal governmental agencies to provide certain services for housing, information consulting, and sales of building, electrical, and decorating materials. Since inception Dahua Real Estate has not provided such services.

Development Projects
--------------------

In July 2003, we started to develop our first real estate project. The project is called the first phase of Dahua Garden (the "First Phase"), which consists of 76 luxurious residential units, all of which are single houses ranging from approximately 2,000 to 5,000 square feet, each with 3 - 4 bedrooms with built -in closets and adjacent bathrooms, an open eat-in kitchen, a family room, a living room, and an attic solarium for indoor sun bathing. Those homes are within reasonable driving distances from Beijing metropolitan areas. The project is located at the northern skirt of Beijing, China. The property being developed sits on a hot spring, spewing10,000 cubic meters per day providing every house with hot spring water for baths. The water temperature at the mouth of the hot spring is over 60 degrees centigrade. The surplus hot spring water is discharged into the surrounding creeks and ponds, making them unfrozen all year round.

The average sales price is around RMB1,000 (approximately $120) per square foot. The price does not include interior finishing, light fixtures, plumbing and appliances, which are custom tailored to suit individual tastes and preferences of the buyer from a menu of options. The average cost for interior finishing is approximately RMB 200 per square foot. The interior finishing can be done by outside contractors of the buyer's choice.

The First Phase is constructed on land licensed from the Government of China for a period of 70 years, expiring on April 27, 2073. The granting of land use licenses is a common practice in China as all land is government-owned, and, at present, no option to purchase land has ever been granted. Pursuant to the laws of China, all land belongs to the government. Regardless of whether real estate is purchased or sold for residential or business purposes, the purchaser will receive the ownership license and a permit to only use the land, as opposed to owning the land. Upon transfer of title of the units to the owners, each unit will be assigned its portion of the 70-year license and we will not have any interest in such units or licensed land.

The construction began in July 2003 and was completed in December 2004. Through the end of 2004, we had sold 30 of the 76 units of the First Phase. As of September 30, 2004, we had received purchaser deposits from the pre-sale of some of the residential units totaling $3.75 million.

We are currently applying with Beijing municipal and Changping district governmental agencies for all the requisite licenses, permits, and approvals to start the Second Phase of our Dahua Garden. The Second Phase will include 250 homes located on a 267,000-square meter site with community clubhouse, creeks, ponds, and professionally manicured gardens and landscape. As of the date of this prospectus, we have not obtained such licenses, permits or approvals. The Second Phase is not contingent upon our successful completion of the First Phase.

Home Construction
-----------------

We act as the general contractor for our residential home developments and hire subcontractors for all construction activities. The use of subcontractors enables us to reduce our investment in direct labor costs, equipment and facilities. We generally price our housing only after we have entered into contracts for the construction with subcontractors, an approach which improves our ability to estimate costs accurately.

As the general contractor, we select our subcontractors for construction through a competitive bidding process. In addition to the bid price, our criteria include the bidders' experience, reputation, recommendations and reference from other developers, etc. The construction prices are capped and cover all materials and labor needed to complete the construction under the construction contract. The bid-winning subcontractor will make advance payments for all materials and labor. We make payments to the subcontractors over time upon completion and acceptance of certain phases of construction according to agreed-upon milestones specified in the construction contract.

Our competitive bidding process include the following steps: (1) Bid invitation registration, (2) Bid invitation announcement, (3) Bid submission,
(4) Pre-screening of bidders' qualifications, (5) Purchase of bid document package by the pre-qualified bidders, (6) Opening bids, (7) Assessment of bids,
(8) Selection and determination of the winning bidder, (9) Notice of award, and (10) execution of the construction contract.

To assure quality, construction is monitored by Beijing Aocheng Construction Management Ltd. and by construction quality control authorities under the Changping District government.

As the general contractor, we are responsible for all planning, scheduling and budgeting operations. There is an on-site superintendent who oversees the subcontractors. We supervise the construction of our project, coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls and assure compliance with zoning and building codes.

Subcontractors typically are retained on a project-by-project basis to complete construction at a fixed price. Agreements with our subcontractors are generally entered into after competitive bidding on an individual basis. We generally obtain information from prospective subcontractors and suppliers with respect to their financial conditions and abilities to perform under their agreements prior to commencement of a formal bidding process. The services performed for us by subcontractors are generally readily available from a number of qualified subcontractors.

We use, to the extent feasible, standardized materials in our commercial construction and homebuilding operations in order to permit efficiencies in construction and material purchasing that can result in higher margins. Our subcontractors generally negotiate the purchase of major raw material components such as concrete, lumber and structural steel. They are responsible for what they purchase and for what they pay for. Raw materials used in our operations are generally readily available from a number of sources but prices of such raw materials may fluctuate due to various factors, including supply and demand.

To date, we have not encountered any problems that would affect the delivery date of our First Phase units, nor have we experienced a significant increase in prices of materials.

The First Phase is subject to government inspections prior to transfer of title to buyers. The purpose of the inspection is to ensure that real estate developers adhere to government standards of quality and safety.

Other Government regulations that we must adhere to are:

   o Any structures being constructed must be for residential and commercial use;

   o  All structures must be within certain dimensions;

   o Public infrastructures must be in place such as electrical and telephone poles, underground pipe systems,

   o There must be various safety access routes in case of emergencies such as a fire or earthquake;

   o  Construction must not violate Environmental Laws in effect; and

   o   Compliance with certain infrastructure standards.

To date we have not violated any of the above noted regulations.

We typically obtain all necessary development approvals, complete a satisfactory environmental assessment of the site, secure any necessary financing and complete other due diligence deemed appropriate by us prior to becoming obligated to commerce the construction.

Acquisition of Land-Use Rights
------------------------------

The residential home development process in China generally consists of three phases: (1) acquisition of land-use rights; (2) land development and construction; and (3) sale. The development cycles vary depending on the extent of the government approvals required, the size of the development, necessary site preparation, weather conditions and marketing results.

The whole development process for our First Phase is set forth as follows:

   1. Signing of a land use rights transfer agreement with the owner of such rights, i.e. Lutuan Village Committee of Beiqijia County, Changping District, Beijing. Said agreement was then submitted to the Beiqijia County Government for approval.

   2. Preparation of a "Proposal of the First Phase of Dahua Low Density Residential Development Subdivision, which, after approval by Beiqijia County Government and Changping District Government, was submitted to the Development and Reform Commission of Beijing Municipal Government for approval.

   3. Approval of the Proposal by the Development and Reform Commission of Beijing Municipal Government after consultation with Beijing Construction Commission and Planning Commission.

   4. Submission of the Proposal by the Land Resources Bureau of Changping District to Beijing National Land Resources Bureau in applying for changing the nature of the proposed construction site from a collective land to a state land.

   5. Signing of a "Land Use Rights Transfer Agreement" with Beijing National Land Resources Bureau and Beijing Housing Administration, making payment of land use fee, and obtaining the "National Land Use Permit".

   6. Submission of a detailed development plan to Beijing Planning Commission to obtain "Development Planning Permit" and "Development Construction Permit".

   7. Upon issuance of the four Permits as set forth above, submission of an application to Beijing National Land Resource Bureau and Beijing Housing Administration for the "Residential Housing Pre-sale Permit".

The above-mention Permits are needed for all real estate development projects in Beijing. Upon issuance of the "Residential Housing Pre-sales Permit", we may begin to sell housing units to the public. After signing a purchase agreement with buyer, the agreement is recorded at the National Land Resource Bureau and Housing Administration of Changping District, Beijing.

Sales and Marketing
-------------------

Our sales and marketing activities are conducted principally through our sales employees. They are paid by base salary, plus sales commission, which is 0.3% of gross sales.

Our sales are made pursuant to a standard sales contract, which generally requires a customer deposit at the time of execution. Subject to particular contract provisions, we generally permit purchasers to cancel their contractual obligations in the event mortgage approvals are unobtainable within a specified period of time and under certain other circumstances, including rescission rights which may be given under local law. We believe that our cancellation rate is consistent with that generally experienced at other similar home developments. Although cancellations can delay the sale of our homes, they have not had a material impact on our sales, operations or liquidity.

Our residential homes are targeted toward buyers who desire luxurious property with many attractive features on which to build primary and secondary homes for use as primary residences, vacation retreats, retirement residences, or investments. Our target buyers include upper and middle class Chinese citizens and foreign nationals working in Beijing and the surrounding area, such as Shanxi and Hebei provinces, ranging from 30 to 60 years of age, including private entrepreneurs, senior executives, technology elites, college professors and self-employed professionals. The foreign nationals are expatriates of foreign companies based in China. Our strategy for remaining competitive in this market involves building on our reputation of offering quality homes; using our own sales offices and personnel; and offering properties with many appealing features, such as trails, water access, creeks, and attractive views.

We sell our homes through our sales representatives who typically work from sales offices located in the model homes at the development site. Sales representatives assist potential buyers by providing them with basic floor plans, price information, development and construction timetables, preview of model homes and the selection of options. Our sales representatives are trained by us and generally have had prior experience selling new homes in the local market. We also market our homes for sale through direct mailing to identified population of prospective buyers and, to a lesser extent, through other media, including newspapers, television and radio advertising, airplane advertising, product tie-ins, billboards and other signage. From January 1, 2003 to September 30, 2004, our advertising expenses were approximately $92,660.

Homes are sometimes sold prior to or during construction using sales contracts which are accompanied by cash deposits. After receiving the Residential Housing Pre-sale Permit issued by the government, we, the developer, are permitted to sell the residential units to be built to the public, which is common practice in China. Upon execution of a binding purchase contract between the developer and the buyer, a deposit is required to be made to the developer, which we use to construct our residential units. As of September 30, 2004, we received $3.75 million of buyer deposits.

To assist in the marketing of our homes and to limit our liability for certain construction defects, we sell our homes subject to a limited warranty that is provided by our subcontractors. We don't provide any kind of warranty to homebuyers. Our subcontractors are responsible for the cost to repair major structural defects, roofing, internal walls, heating, tiling problems, if any, for certain period of time, from one to five years. The foregoing repair costs are limited by our subcontractors' policy to the repair, replacement or payment of the reasonable cost of repair or replacement of such warranted items not to exceed an aggregate amount equal to the final sales price of the home covered by the warranty.

We do not provide financing to prospective homebuyers, but work closely with mortgage brokers or lenders who assist our homebuyers in obtaining financing. We have no single customer that accounts for any substantial portion of our revenues.

Regulation
-----------

Real estate development is a government regulated industry, and we are subject to extensive local, district, municipal and national rules and regulations regarding permitting, zoning, subdivision, utilities and water quality. Regulation is carried on by municipal, district, and national authorities, of which the municipal and district governments have the greatest regulatory impact. The City of Beijing, in which we operate, has been adopting increasingly restrictive regulations associated with development activities, including the adoption of more restrictive ordinances, greater emphasis on land use planning, pressure to increase the number of low density residential developments, and heightened public concern aimed at limiting development as a means to control growth. Such regulation may delay development of our properties and result in higher developmental and administrative costs.

To engage in the business of real estate development and sale of residential units in Beijing, China, certain government approval is required. We have obtained all necessary licenses and permits, which include (i) State-Owned Land Using License issued by Beijing Land Resources and Residential Housing anagement Bureau; (ii) Constructive Lands Planning License issued by Beijing Planning Committee; (iii) Constructive Project Construction License issued by Beijing Construction Committee; (iv) Constructive Project Planning License issued by Beijing Planning Committee; and (v) Commercial Residential House Pre-Sales License issued by Beijing Land Resources Bureau and Building Management Bureau.

To date, we are in material compliance with these laws and regulations.

Environmental Matters
---------------------

We are subject to China's national and local environmental protection laws. These laws could hold us liable for the costs of removal and remedy of certain hazardous substances or wastes released on our property regardless of whether we were responsible for the presence of hazardous substances. The presence of hazardous substances, or the failure to properly remedy them, may have a material adverse effect on our results of operations and financial condition. As of the date of this prospectus, we are not aware of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with our property and operations. As to date, we did not incur any costs in complying with environmental laws and regulations. We believe that we are in material compliance with these laws and regulations.

Patents and Trademarks
----------------------

We do not own any patents or trademarks.

Product Research and Development
--------------------------------

To date we have not conducted any product research and development. We do not plan to conduct any product research and development activities in the next twelve months.

Employees
---------

We currently have 22 full-time employees. We expect that there will be no significant changes in the number of employees in the coming twelve months. None of our employees is represented by trade unions. We consider our employee relation to be satisfactory.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion and analysis in conjunction with our financial statements, including the notes thereto contained elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview
---------

We are engaged in the business of development, construction and sale of residential luxurious single-family homes in Beijing, China. We have been given permission by Beijing municipal governmental agencies to provide certain services for housing, information consulting, and sales of building, electrical, and decorating materials. Since inception we have not provided such services.

We conduct our business through our operating subsidiary Beijing Dahua Real Estate Development Ltd. In July 2003, we started to develop our first real estate project. The project is called the first phase of Dahua Garden (the "First Phase"), which consists of 76 residential luxurious units, all of which are single houses ranging from approximately 2,000 to 5,000 square feet, each with 3 - 4 bedrooms. The construction site is located at the northern skirt of Beijing, China. The construction began in July 2003 and was completed in December 2004. By the end of 2004, we had sold 30 of the 76 units of the First Phase.

We are currently applying with Beijing municipal and Changping district governmental agencies for all the requisite licenses, permits, and approvals to start the Second Phase of Dahua Garden, which will include 250 homes located on a 267,000 square meter site with community clubhouse, creeks, ponds, and professionally manicured gardens and landscape. As of the date of this prospectus, we have not obtained such licenses, permits or approvals.

Results of Operations
---------------------

For the Nine-Month Period Ended September 30, 2004

Revenue.    We had no revenue for the nine months ended September 30, 2004.
We started our first construction project on development of residential luxurious single-family homes in July 2003. The project was not completed until December 20, 2004. No revenue was been recognized for the nine months ended September 30, 2004.

Operating Expenses.    Operating expenses, consisting of selling, general and
administrative expenses, was $270,021 for the nine-month period ended September 30, 2004. Of which, $87,121, or 32.3%, were payroll expenses, and $63,992, or 23.7%, was advertising expenses.

Interest Income and Expenses.    For the nine months ended September 30, 2004,
we had no interest expenses, and we had interest income of $2,624.

Net Loss

As a result of the factors discussed above, for the nine-month period ended September 30, 2004, our net loss was $274,858.

For the Year Ended December 31, 2003

Revenue.   For the year ended December 31, 2003, we did not generate any revenue. We started our first construction project on development of real estate residential single-family homes in July 2003. The project was not completed until December 20, 2004. Accordingly, there was no revenue that had been recognized for this period.

Operating Expenses.   For the year ended December 31, 2003, our operating
expenses were $167,169. Of which, $58,193, or 34.8%, was payroll expense, and $28,665, or 17.2%, was advertising expenses.

Interest Income and Expenses.   For the year ended December 31, 2003, we spent
$98,161 in interest expenses, and we had interest income of $664.

Net Loss

As a result of the factors discussed above, we had net loss of $271,442 for the year ended December 31, 2003.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

To date, our operating funds have been provided primarily by $1,209,190 of equity capital, $3,845,326 of unsecured short-term loans from Dahua Group, our affiliate, and $3,749,038 of purchaser deposits that we received from our pre-sale of housing units.

After receiving the Residential Housing Pre-sale Permit issued by the government, we, the developer, are permitted to sell the residential units to be built to the public, which is common practice in China. Upon execution of a binding purchase contract between the developer and the buyer, a deposit is required to be made to the developer, which we use to construct our residential units. As of September 30, 2004, we received $3.75 million of buyer deposits on the First Phase of Dahua Garden.

We started our First Phase of Dahua Garden in July 2003. For the year ended December 31, 2003, Dahau Group provided us $3.96 million of unsecured short-term loans, and we received purchaser deposits of $65,296. For the nine months ended September 30, 2004, we received purchaser deposits of $3.68 million and made payments of $116,773 to Dahua Group for return a portion of short-term loans. The unsecured short-term loans (a line of credit) provided by Dahua Group bear annual interest rate of 6%, for a period of three years.

For the nine months ended September 30, 2004, our operating activities provided us $562,343 of cash, largely as a result of purchaser deposits ($3,683,742), offset by increase in inventory of $2,665,057. For the year ended December 31, 2003, our operating activities used cash of $3,341,971, primarily as a result of net loss and increase in inventory ($2,985,427).

Our investing activities used cash $2,185 and $45,883 for the nine-month period ended September 30, 2004 and for the year ended December 31, 2003, respectively, which were used for purchase of property and equipment.

For the nine months ended September 30, 2004, our financing activities used cash of $93,925, of which we paid $116,773 of short-term loans, offset by net repayments received from short-term loans receivable. For the year ended December 31, 2003, our financing activities provided us $3,472,069 of cash, primarily from short-term loans ($3,610,073) provided by Dahua Group, our affiliate. We have no bank credit facility.

As of December 31, 2004, the First Phase of Dahua Garden has been completed. We are currently applying with Beijing municipal and Changping district governmental agencies for all the requisite licenses, permits, and approvals to start our Second Phase of Dahua Garden, which will include 250 luxurious single-family houses located on a 267,000 square meter site with community clubhouse, creeks, ponds, and professionally manicured gardens and landscape. As of the date of this prospectus, we have not received any licenses, permits or approvals. It is estimated that approximately $60.5 million is needed to complete the Second Phase. In addition to purchaser deposits, short-term loans (line of credit) from Dahua Group, the proceeds generated from sale of the First Phase will also be used to finance the Second Phase development.
We have made no material commitments for capital expenditures.

While there can be no assurance that we will have sufficient funds over the next twelve months, we believe that funds generated from the sale of our First Phase of Dahua Garden housing units, purchaser deposits from pre-sale contracts, and the line of credit provided by our affiliate, Dahua Group, will be adequate to meet our anticipated operating expenses, capital expenditure and debt obligations for at least the next twelve months. Nevertheless, our continuing operating and investing activities may require us to obtain additional sources of financing. In that case, we may seek financing from institutional investors or banks to identify additional sources of financing. There can be no assurance that any necessary additional financing will be available to us on commercially reasonable terms, if at all.

Off-balance sheet arrangements
------------------------------

We have entered into an agreement with a bank that extended mortgage loans to buyers of our residential units, whereby we agree to provide certain limited guarantee, which cover the risk before the conveyance of title upon closing. We are required to deposit certain amount of funds into a special account with the bank.

                 Critical Accounting Polices and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, which are based on our historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that revenue recognition affects our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

We follow the provisions of the SEC Staff Accounting Bulletin 104, "Revenue Recognition" for revenue recognition. Under Staff Accounting Bulletin 104, four conditions must be met before revenue can be recognized: (i) there is persuasive evidence that an arrangement exists, (ii) delivery has occurred or service has been rendered, (iii) the seller's price to the buyer is fixed or determinable, and (iv) collectibility is reasonably assured.

We recognize revenue from sale of our residential homes when persuasive evidence of an arrangement exists, the homes are delivered to the buyers under the terms of the arrangement and title passes, the revenue is fixed or determinable, and the payment received.

Recent Accounting Pronouncements
--------------------------------

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), which requires that, for guarantees within the scope of FIN 45 issued or amended after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee be recognized. FIN 45 does not apply to certain guarantee contracts, such as for a lessee's residual value guarantee embedded in a capital lease. FIN 45 also requires additional disclosures in financial statements for periods ending after December 15, 2002.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which (i) amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based compensation; (ii) amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation; and (iii) amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in interim financial information. Items (ii) and (iii) of the new requirements in SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002.

In January 2003, the Financial Accounting Standards Board ("FASB") issued nterpretation No. 46, "Consolidation of Variable Interest Entities", an interpretation of accounting Research Bulletin ("ARB") No. 51 "Consolidated Financial Statement". In December 2003, the FASB issued a revised version of FIN 46 (FIN 46R) that replaced the original FIN 46. Interpretation No. 46R addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entities activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected loss.

Interpretation No. 46R, also requires expanded disclosures by the primary beneficiary of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary. Interpretation No. 46 as revised, applies to small business issues no later than the end of the first reporting period that ends after December 15, 2004.

This effective date includes those entities to which Interpretation No. 46R had previously been applied. However, prior to the required application of Interpretation No. 46R, a public entity that is a small business issuer shall apply Interpretation No. 46R or this Interpretation to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

In May 2003, SFAS 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", was issued. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.
It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Generally, a financial instrument, whether in the form of shares or otherwise, that is mandatorily redeemable, i.e. that embodies an unconditional obligation requiring the issuer to redeem it by transferring its shares or assets at a specified or determinable date (or dates) or upon an event that is certain to occur, must be classified as a liability (or asset in some circumstances). In some cases, a financial instrument that is conditionally redeemable may also be subject to the same treatment. This Statement does not apply to features that are embedded in a financial instrument that is not a derivative (as defined) in its entirety. For public entities, SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

We do not believe that the adoption of the above recent pronouncements will have a material effect on our financial position or results of operations.


                          DESCRIPTION OF PROPERTY

We do not own any real estate properties other than the residential units we develop for sale. Our executive offices are located in an office complex of approximately 2,000 square feet at Level 19, Building C, Tianchuangshiyuan, Huizhongbeili, Chaoyang District, Beijing, China, 100012. This office spaces are provided by Dahua Project (Engineering) Management (Group) Co. Ltd. ("Dahua Group"), our affiliate, at no charge. There is no leasing agreement regarding our office spaces. We believe that these facilities are adequate for our current and anticipated needs. Dahua Group may repossess the office facility at any time by giving us six-month notice. As of the date hereof, we have not received such notice to repossess from Dahua Group.

Investment Policies
--------------------

As to date, we have no established policy with respect to investments on real estate or interests in real estate. However, we intend that substantially all of our investments will be residential luxurious single-family houses. The purpose of such investments will primarily be generating sales revenues. There are no limitations on the percentage of assets which may be invested in any one investment or type of investments. Our Board of Directors may set such policy without a vote of our shareholders. We will not invest in real estate mortgages, and we will not invest securities of or interests in real estate investment trusts, partnership interests, or other persons primarily engaged in real estate activities.

We do not plan to limit the geographical area in which we may invest, but we expect that all of our investments will be made in metropolitan Beijing, China. We have no current plans to form a joint venture or other arrangements with third parties to engage in real estate development.

We may finance our investments through both public and private secured and unsecured debt offerings, as well as public and private placements of our equity securities. The equity securities may include both common and preferred equity issues. There are currently no restrictions on the amount of debt that we may incur. Since inception, our operating activities have been mainly financed by equity capital, unsecured short-term loans (line of credit) provided by Dahua Group, our affiliate, and purchaser deposits received from our pre-sale of the First Phase units of Dahua Garden.

Description of Real Estate and Operating Data
---------------------------------------------

Our only real estate project currently being developed is the First Phase of Dahua Garden, which is located in the northern suburban areas of Beijing, China, approximately 20 kilometers from the downtown of Beijing. It consists of 76 luxurious residential units, each ranging from 2,000 to 5,000 square feet in size with 3 to 4 bedrooms. The residential units are constructed on a piece of land of approximately 30 acres. The construction of all the units have been completed and being sold to the public. As the developer, we do not have title to the land, the use of which is licensed from the Chinese government for a period of 70 years expiring on April 27, 2073, but we own all the residential units constructed thereon. There are no material mortgages, liens or other encumbrances against the land or residential units. Upon conveyance of title to the residential units to the buyer, the land use rights will be passed to the buyer.

The second phase of Dahua Garden development includes 250 homes located on a 267,000 square meter site with community clubhouse, creeks, ponds, and professionally manicured gardens and landscape. We are currently applying with the Beijing municipal and local governmental authorities for all the requisite licenses, permits, and approvals. As of the date of this prospectus, no such licenses, permits or approvals have been obtained.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Officers and Directors
----------------------------------------

As a shareholder of Bauer Invest Inc., Mr. Yonhlin Du, our President and Chief Executive Officer received 1,520,000 shares of our common stock as result of our reverse acquisition of Bauer on January 30, 2005. The number of shares Mr. Du received was on pro rata basis, i.e., the number of shares he received is proportionate to the number of shares he owns in Bauer.

Transactions with Promoters
---------------------------

Waywood Investments Ltd. and Comp Hotel International Ltd. received 150,000 and 850,000 shares, respectively, of our common stock as a result of the reverse merger between Bauer Invest Inc. and Norton Industries Corp. on January 30, 2005. The numbers of shares they received were proportionate to their respective numbers of shares they originally owned in Norton Industries Corp.


           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information
------------------

There is no public trading market for our common stock.

Holders
-------

As of February 7, 2005, there were 110 holders of record for our common shares. We have only one class of stock outstanding.

Stock Options, Warrants and Convertible Securities
--------------------------------------------------

We have not granted any stock options or warrants to purchase shares of our common stock, and we have not issued and do not have any securities outstanding that may be converted into our common shares or have any rights convertible or exchangeable into shares of our common stock.

Dividends
---------

We have not paid any dividends since our incorporation and do not anticipate as of February 7, 2005 the payment of dividends in the foreseeable future. We intend to retain future earnings, if any, to fund the expansion and growth of our business. Payments of any future cash dividends on our common stock will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors deem relevant.

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Delaware Revised Statutes, however, do prohibit us from declaring dividends, after giving effect to the distribution of the dividend: (i) we would not be able to pay our debts as they become due in the usual course of business; or (ii) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Securities Authorized for Issuance under Equity Compensation Plans
------------------------------------------------------------------

We do not have any compensation plan under which equity securities are authorized for issuance.

Future Sales by Existing Shareholders
-------------------------------------

As of the date of this prospectus, there are 20,000,000 shares of common stock issued and outstanding, all of which are "restricted securities", as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition.

A total of 19,000,000 shares were issued, on January 30, 2005, to 108 shareholders of Bauer Invest Inc. on pro rata basis, the number of shares received by each person is proportionate to the number of shares he/she originally owns in Bauer. The above-mentioned shares were issued pursuant to Regulation S of the Securities Act of 1933, as amended. These shares can be sold under Rule 144 resale restrictions.

150,000 and 850,000 shares were issued to Waywood Investment Ltd. and Comp Hotel International Ltd., respectively, as a result of the reverse merger transaction on January 30, 2005. Those shares were issued pursuant to Regulation S of the Securities Act of 1933, as amended. These shares can also be sold under Rule 144 resale restrictions.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

We do not have any securities that are convertible into common stock. We have not registered any shares for sale by selling shareholders under the Securities Act other than as disclosed in this prospectus.


                              EXECUTIVE COMPENSATION

Since inception, none of the named executive officers has received any salary or other kind of compensation from us. Their services have been compensated solely by Dahua Project (Engineering) Management (Group) Co. Ltd. ("Dahua Group"), our affiliate. From 2002 to 2004, the annual salaries paid by Dahua Group to Mr. Yonglin Du, our President and CEO, were RMB 200,000, or approximately $24,145, and Ms. Hua Meng, our CFO, RMB 60,000, or approximately $7,250, respectively.

Summary Compensation Table
--------------------------

                            SUMMARY COMPENSATION TABLE


-----------------------------------------------------------------------------------------------------
                                                                  Long Term Compensation
-----------------------------------------------------------------------------------------------------
               Annual Compensation                             Awards          Payouts
------------------------------------------------------------------------------------------------------
                                                                    Securities
    Name &                               Other Annual  Restricted   Underlying
    Principal           Salary    Bonus   Compensation    Stock      Options/     LTIP     All Other
    Position     Year     ($)     ($)        ($)         Awards       SARs      Payouts  Compensation
------------------------------------------------------------------------------------------------------
Yonglin Du,      2004      0       0          0            0            0         0          0
CEO & President  2003      0       0          0            0            0         0          0
                 2002      0       0          0            0            0         0          0


Hua Meng         2004      0       0          0            0            0         0          0
CFO              2003      0       0          0            0            0         0          0
                 2002      0       0          0            0            0         0          0
-----------------------------------------------------------------------------------------------------


Option/SAR Grants
-----------------

We do not currently have a stock option plan. No stock options have been granted or exercised by any of the officers or directors since we were founded.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values
---------------------------------------------------------------------

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.


Long-Tem Incentive Plans and Awards
-----------------------------------

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.


Compensation of Directors
-------------------------

The members of the Board of Directors are not compensated by us for their service as members of the Board of Directors, but may be reimbursed for reasonable expenses incurred in connection with attendance of meetings of the board of directors. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

Employment Contracts, Termination of Employment, Change-in-Control
------------------------------------------------------------------
Arrangements
------------

We have not entered employment agreements with our executive officers. There are no compensatory plans or arrangements, including payments to be received from us, with respect to a named executive officers, if such plan or arrangement would result from the resignation, retirement or any other termination of such executive officer's employment with us or form a change-in-control of us or a change in the named executive officer's responsibilities following a change-in-control.


          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                        AND FINANCIAL DISCLOSURE

As a result of our acquisition of Bauer Invest Inc., we dismissed Stan J. H. Lee, CPA, a member firm of DMHD Hamilton Clark & Co., as our independent public accountant, and engaged Child, Sullivan & Company, the auditors of Bauer, as our certifying accountants. Since September 2004, Bauer has engaged Child, Sullivan & Company as its independent public accountants. The decision to dismiss Stan J.H. Lee, CPA and appoint Child, Sullivan & Company was approved by our whole Board of Directors.

Stan J.H. Lee, CPA served as our independent public accountants for the period from March 8, 2002 (inception) to October 2003, when Stan J. H. Lee, CPA became unqualified because he did not register with the Public Accounting Oversight Board ("PAOB") as required by the Sarbares - Oxley Act of 2002
(the "Act"). Pursuant to the Act, accounting firms that are not registered with PAOB are prohibited from preparing or issuing audit reports on U.S.

public companies and from participating in such audits. During the period as our independent public accountant, Stan H. Lee, CPA, issued a report for the period from March 8, 2002 (date of inception) to December 31, 2002.

During the period from March 8, 2002, to October 2003, there were no disagreements between us and Stan J.H. Lee, CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Stan J.H. Lee, CPA would have caused Stan J.H. Lee, CPA to make reference to the matter of the disagreement(s) in connection with its reports. In addition, during the period from March 8, 2002 to October 2003, there were no reportable events as that term is described in Item 304(a)(1)(iv) of Regulation S-B.

In fiscal 2003 and until January 30, 2005, we were inactive.  Pursuant to
Section 3-11 of Regulation S-X, our financial statements required for purposes of reports pursuant to the Securities Act of 1934 were unaudited.

At no time prior to January 30, 2005, did we (or anyone on behalf of us) consult with Child, Sullivan & Company on matters regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements, or (ii) any matter that was the subject of a disagreement with Stan J.H. Lee, CPA or a reportable event, as defined in Item 304(a)(2) of Regulation S-B.


                             ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with those regulations, we file periodic reports, and other information with the Securities and Exchange Commission. Our reports and other information can be inspected and copied at the public reference facilities maintained by the SEC's Public Reference
Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operations of the Public Reference Room by calling the SEC at (800) SEC-0330. Information also is available electronically on the Internet at http://www.sec.gov.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests for such documents should be directed to Dahua Inc., c/o 80 Wall Street, Suite 818, New York, NY 10005. Telephone requests may be directed to us at (212) 809-1200.

We intend to furnish our shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each year.

                               Bauer Invest Inc.

                            Financial Statements

                For the Nine Months Ended September 30, 2004,



         Report of Independent Registered Public Accounting Firm


To The Stockholders
Bauer Invest Inc.

We have audited the accompanying balance sheet of Bauer Invest Inc. as of September 30, 2004, and the related statements of operations, changes in equity, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the AICPA's Auditing Standards Board and in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bauer Invest Inc. as of September 30, 2004, and the results of its operations and its cash flows for the nine months then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/ Child, Sullivan & Company
-----------------------------
Child, Sullivan & Company
Salt Lake City, Utah
December 5, 2004

                               BAUER INVEST INC.

                                BALANCE SHEET


                                                         September 30,
                                                             2004
                                                     -------------------

                                    ASSETS

Current Assets:
Cash and cash equivalents.......................      $      570,932
Inventory.......................................           7,579,601
Loans receivable (note 4).......................              56,943
                                                      --------------
     Total Current Assets.......................           8,207,476

Property, Plant, & Equipment:
Computer equipment..............................               3,450
Office equipment................................              43,464
Telephones......................................               1,026
Vehicles........................................              11,498
                                                      --------------
     Total Property, Plant, & Equipment.........              59,438
        Less: Accumulated depreciation..........            (17,541)
                                                      --------------
     Net Fixed Assets...........................              41,897

Total Assets....................................       $   8,249,373
                                                      ==============


                  LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable................................      $       25,393
Customer deposits...............................           3,749,038
Short-term loans (note 5).......................              34,134
Short-term loans - related parties (note 6).....           3,845,326
Accrued interest - short-term loans,
  related parties (note 6)......................              98,161
Other accruals..................................               4,215
                                                       -------------
     Total Current Liabilities..................           7,756,267

Minority interest...............................              98,621

Equity:
Common stock; $1.00 par; 50,000 shares authorized;
  1 share issued and outstanding................                   1
Additional paid-in capital......................             492,211
Accumulated deficit.............................            (97,727)
                                                       -------------
     Total Equity...............................             394,485

Total Liabilities and Equity....................       $   8,249,373
                                                       =============



                 See accompanying notes to financial statements

                               BAUER INVEST INC.

                            STATEMENT OF OPERATIONS


                                                        Nine Months
                                                           Ended
                                                        September 30,
                                                            2004
                                                       --------------

Revenue
   Sales........................................       $           -
   Cost of goods sold...........................                   -
                                                       --------------
   Gross profit (loss)                                             -

Expenses:
Advertising.....................................              28,442
Depreciation....................................               3,049
Office supplies.................................               4,356
Payroll expense.................................              38,720
Legal fees......................................               8,061
Utilities.......................................              10,296
Meals, travel, & entertainment..................               5,066
Telephone.......................................               2,541
Automobile......................................               4,971
Taxes...........................................               7,809
Other general and administrative................               6,698
                                                       --------------
Total Expenses..................................             120,009

Net Loss From Operations........................           (120,009)

Other Income (Expense)
Other expenses..................................             (3,477)
Interest expense................................                   -
Interest income.................................               1,166
Other income....................................                 161
                                                        -------------
Total Other Income (Expense)....................             (2,150)

Net Loss Before Income Taxes....................           (122,159)

  Provision for income taxes....................                   -

Minority interest in loss of subsidiary.........            (24,432)

Net Loss........................................       $    (97,727)
                                                       ==============




                 See accompanying notes to financial statements

                                BAUER INVEST INC.

                            STATEMENTS OF CASH FLOWS


                                                           Nine Months
                                                              Ended
                                                          September 30,
                                                              2004
                                                        -----------------

Cash Flows from Operating Activities
  Net loss....................................          $      (97,727)
  Adjustments to reconcile net loss to
   net cash provided by (used in) operations:
     Depreciation.............................                   3,049

   Changes in operating assets and liabilities:
     Inventory................................              (1,184,470)
     Accounts payable.........................                 (81,472)
     Customer deposits........................                1,637,219
     Accrued interest.........................                        -
     Other accruals...........................                  (2,236)
                                                        ---------------
 Cash Provided by (Used in) Operating Activities                274,363

Cash Flows from Investing Activities
 Purchase of property, plant, & equipment.....                    (971)
                                                        ---------------
 Cash Used in Investing Activities............                    (971)

Cash Flows from Financing Activities
 Repayments received from short-term loans receivable            22,848
 Payments on short-term loans payable - related parties       (116,773)
 Contributed capital for subsidiary acquisition                 391,465
                                                        ---------------
 Cash Provided by (Used in) Financing Activities                297,540

Net Increase in Cash and Cash Equivalents.....                  570,932

Cash and Cash Equivalents at the Beginning of the Period              -

Cash and Cash Equivalents at the End of the Period       $      570,932
                                                         ==============

Supplemental Disclosures:
  Interest paid in cash.......................           $           -
                                                         ==============
Supplemental Disclosures of Noncash Investing and Financing Activities:

Acquisition of subsidiary with equity.........           $      100,747
                                                         ==============



                  See accompanying notes to financial statements

                                      BAUER INVEST INC.

                               STATEMENT OF CHANGES IN EQUITY


                                                 Additional
                                 Common           Paid-in        Accumulated
                                  Stock           Capital          Deficit          Total
                             -------------   -----------------  -------------   ------------
Balance, January 1, 2004     $        -       $          -       $       -       $        -

Acquisition of subsidiary             1             492,211              -          492,212

Net loss                              -                   -        (97,727)         (97,727)
                             -----------      -------------     ------------    -------------
Balance, September 30, 2004  $        1        $    492,211       $(97,727)      $  394,485
                             ===========      =============     ============    =============



                        See accompanying notes to financial statements

                                 BAUER INVEST INC.

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004

1.   Nature of operations

Bauer Invest Inc. (the Parent) was incorporated on December 10, 2003, under the laws of the Territory of the British Virgin Islands (BVI).

The Parent has had no operations other than the acquisition of 80% of Beijing Dahua Real Estate Development, Ltd. (the Subsidiary), a corporation with operations in the People's Republic of China (PRC), on May 25, 2004. Because the Parent has no operations, the assets and liabilities reflected on the balance sheet are essentially those of the Subsidiary, and the statement of operations reflects the operations of the Subsidiary from the date of acquisition to September 30, 2004. These financial statements should be read in conjunction with the full set of financial statements of the Subsidiary as of and for the periods ended September 30, 2004, and December 31, 2003 and 2002. The consolidated entity is referred to as the Company.

The Company engages in the development of real estate and the sale of commodity housing. The Company also provides management for its housing, information consulting, and sales of building, electrical, and decorating materials. The Company has been in the process of acquiring and developing land and housing for sale, and is now prepared for sales of those items to begin.

2.   Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America
(US GAAP). This basis differs from that used in the statutory accounts of the Subsidiary, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC.
All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

3.  Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and markets in the PRC. Changing political climates in the PRC could have a significant effect on the Company's business.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks.

Trade Accounts Receivable

Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount becomes questionable. The Company had no trade accounts receivable during the audit periods presented.

Inventories

Inventories consist primarily of land acquisition and development costs, and engineering, infrastructure, and construction work-in-progress costs. The inventories are valued at cost based on the level of completion. No provision for potential obsolete inventory has been made.

Property, Plant, and Equipment

Property, plant, and equipment are carried at cost less accumulated depreciation, which is computed using the straight-line method over the useful lives of the assets. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Property and equipment are depreciated over their estimated useful lives as follows:

        Computer equipment              3 years
        Office equipment                7 years
        Vehicles                        7 years

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired, according to the guidelines established in Statement of Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company also evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. No impairment of assets was recorded in the periods reported.

Revenue Recognition

The Company recognizes revenue when the earnings process is complete. Such completion is identified when a home is sold and payment received, or when services are provided.

Advertising Expenses

Advertising costs are expensed as incurred. Advertising expense amounted to $28,442 for the nine months ended September 30, 2004.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in United States (US) dollars. The functional currency is the Renminbi (RMB). The financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

The exchange rate for RMB to US dollars has varied by only 100ths during 2004, 2003, and 2002. Thus, the consistent exchange rate used has been 8.27 RMB per each US dollar. Since there have been no greater fluctuations in the exchange rate, there is no gain or loss from foreign currency translation and no resulting other comprehensive income or loss.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. Nearly all differences in tax bases and financial statement carrying values are permanent differences. Therefore, the Company has recorded no deferred tax assets or liabilities.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

4.   Loans Receivable

The Company is owed $56,943 at September 30, 2004. The advances are non-interest bearing and due on demand. Interest has not been imputed due to its minimal amount.

5.   Short-term Loans

Notes payable had a balance of $34,134 at September 30, 2004. The notes are non-interest bearing and due on demand. Interest has not been imputed due to its minimal amount.

6.   Related Party Transactions

Notes payable to related parties had a balance of $3,943,487 at September 30, 2004. The notes carry an annual interest rate of 6 percent and are due on demand. Interest expense was $98,161 for the year ended December 31, 2003, which remained accrued at September 30, 2004. The note was negotiated to carry no interest during 2004.

7.   Income Taxes

The Company is currently not subject to income taxes according to applicable tax laws in the PRC.

8.    Contingencies

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management feels the chances of such an obligation arising are remote.

                    Beijing Dahua Real Estate Development, Ltd.

                       Financial Statements and Schedule


                 For the Nine Months Ended September 30, 2004,
                   the Year Ended December 31, 2003, and for
       the Period from September 24, 2001 (inception) to December 31, 2002

                        INDEPENDENT AUDITORS' REPORT



To The Stockholders
Beijing Dahua Real Estate Development, Ltd.

We have audited the accompanying balance sheets of Beijing Dahua Real Estate Development, Ltd. as of September 30, 2004, and as of December 31, 2003 and 2002, and the related statements of operations, changes in equity, and cash flows for the nine months ended September 30, 2004 the year ended December 31, 2003, and the period from September 24, 2001 (inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beijing Dahua Real Estate Development, Ltd. as of September 30, 2004, and as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Child, Sullivan & Company
------------------------------
Child, Sullivan & Company
Salt Lake City, Utah
October 29, 2004

                  BEIJING DAHUA REAL ESTATE DEVELOPMENT, LTD.


                              BALANCE SHEETS


                                                September 30,            December 31,
                                                    2004            2003             2002
                                                --------------  --------------   ------------

                             ASSETS
Current Assets:
 Cash and cash equivalents................     $      570,932    $    104,699    $    20,484
 Inventory................................          7,579,601       4,914,544      1,929,117
 Loans receivable (note 4)................             56,943          79,791         90,662
                                               --------------    ------------    -----------
    Total Current Assets..................          8,207,476       5,099,034      2,040,263

Property, Plant, & Equipment:
 Computer equipment.......................              3,450           2,813          1,790
 Office equipment.........................             43,464          41,916          8,554
 Telephones...............................              1,026           1,026          1,026
 Vehicles.................................             11,498          11,498              -
                                               --------------    -------------  -------------
   Total Property, Plant, & Equipment.....             59,438          57,253         11,370
     Less: Accumulated depreciation.......           (17,541)        (10,680)        (1,965)
                                               --------------    -------------  -------------
   Net Fixed Assets.......................             41,897          46,573          9,405
                                               --------------    -------------  -------------
Total Assets..............................     $    8,249,373    $  5,145,607   $  2,049,668
                                               ==============    =============  =============


           LIABILITIES AND SHAREHOLDERS' EQUITY


Current Liabilities:
 Accounts payable.........................     $      25,393     $   208,706    $   471,584
 Customer deposits........................         3,749,038          65,296              -
 Short-term loans (note 5)................            34,134          34,134        183,009
 Short-term loans - related parties (note 6)       3,845,326       3,962,099        352,026
 Accrued interest - short-term loans,
   related parties (note 6)...............            98,161          98,161              -
 Other accruals...........................             4,215           9,247          3,643
                                               -------------    -------------   -----------
   Total Current Liabilities..............         7,756,267       4,377,643      1,010,262

Equity:
Registered capital........................         1,209,190       1,209,190      1,209,190
Accumulated deficit.......................         (716,084)        (441,226)     (169,784)
                                               -------------    -------------   ------------
  Total Equity............................           493,106         767,964      1,039,406
                                               -------------    -------------   ------------
Total Liabilities and Equity..............     $   8,249,373    $  5,145,607    $ 2,049,668
                                               =============    =============   ============



                      See accompanying notes to financial statements



                          BEIJING DAHUA REAL ESTATE DEVELOPMENT, LTD.

                                STATEMENTS OF OPERATIONS


                                                                             September 24
                                            Nine Months                    2001 (inception)
                                               Ended         Year Ended        Through
                                            September 30     December 31      December 31
                                                2004            2003             2002
                                           --------------   --------------  ---------------
Revenue
 Sales.................................     $          -    $         -    $          -
 Cost of goods sold....................                -              -               -
                                           --------------   --------------  --------------
 Gross profit (loss)...................                -              -               -


Expenses:
 Advertising...........................            63,992        28,665             266
 Depreciation..........................             6,861         8,715           1,965
 Office supplies.......................             9,801        10,481          15,695
 Payroll expense.......................            87,121        58,193          17,934
 Legal fees............................            18,138             -               -
 Utilities.............................            23,167         9,629           2,552
 Meals, travel, & entertainment........            11,398        17,313          49,768
 Telephone.............................             5,718         7,399           4,565
 Automobile............................            11,185         8,590           4,646
 Taxes.................................            17,570         1,507               -
 Other general and administrative......            15,070        16,677          72,562
                                           --------------   -----------     ------------
Total Expenses.........................           270,021       167,169         169,953
                                           --------------   -----------     ------------

Net Loss From Operations...............         (270,021)     (167,169)       (169,953)

Other Income (Expense)
 Other expenses........................           (7,823)       (6,776)            (58)
 Interest expense......................                 -      (98,161)               -
 Interest income.......................             2,624           664             227
 Other income..........................               362             -               -
                                           --------------   ------------   ------------
Total Other Income (Expense)...........           (4,837)     (104,273)             169

Net Loss Before Income Taxes...........         (274,858)     (271,442)        (169,784)
 Provision for income taxes............                 -             -                -
                                           ---------------  ------------    ------------

Net Loss...............................     $   (274,858)   $ (271,442)     $  (169,784)
                                           ================ ============    ============




                      See accompanying notes to financial statements



                      BEIJING DAHUA REAL ESTATE DEVELOPMENT, LTD.


                            STATEMENTS OF CASH FLOWS

                                                                             September 24
                                            Nine Months                    2001 (inception)
                                               Ended         Year Ended        Through
                                            September 30     December 31      December 31
                                                2004            2003             2002
                                           --------------   --------------  ---------------


Cash Flows from Operating Activities
 Net loss.............................    $     (274,858)   $    (271,442)   $   (169,784)
 Adjustments to reconcile net loss
   to net cash provided by (used in) operations:
     Depreciation.....................              6,861            8,715          1,965

   Changes in operating assets and liabilities:
     Inventory........................        (2,665,057)      (2,985,427)    (1,929,117)
     Accounts payable.................          (183,313)        (262,878)        471,584
     Customer deposits................          3,683,742           65,296              -
     Accrued interest.................                  -           98,161              -
     Other accruals...................            (5,032)            5,604          3,643
                                           --------------    -------------    ------------
 Cash Provided by (Used in)
    Operating Activities..............            562,343      (3,341,971)    (1,621,709)

Cash Flows from Investing Activities
 Purchase of property, plant, & equipment         (2,185)         (45,883)       (11,370)
                                           --------------    --------------   ------------
Cash Used in Investing Activities.....            (2,185)         (45,883)       (11,370)

Cash Flows from Financing Activities
 Net repayments received from
  (advances made on) short-term
	loans receivable................             22,848          10,871        (90,662)
 Net proceeds from (payments on)
  short-term loans payable............                  -       (148,875)        183,009
Net proceeds from (payments on)
  short-term loans payable - 	related parties   (116,773)       3,610,073        352,026
Contributed capital...................                  -               -      1,209,190
                                           --------------    -------------   -----------
 Cash Provided by (Used in)
     Financing Activities.............           (93,925)       3,472,069      1,653,563

Net Increase in Cash and Cash Equivalents         466,233          84,215         20,484

Cash and Cash Equivalents at
  the Beginning of the Period.........            104,699          20,484              -
                                           --------------   --------------  -------------
Cash and Cash Equivalents at
  the End of the Period...............      $     570,932     $   104,699    $    20,484
                                            =============    =============   ============

Supplemental Disclosures:

Interest paid in cash.................      $           -     $         -    $        -
                                            =============    =============   ============



                        See accompanying notes to financial statements



                    BEIJING DAHUA REAL ESTATE DEVELOPMENT, LTD.

                           STATEMENT OF CHANGES IN EQUITY
            FROM SEPTEMBER 24, 2001 (INCEPTION) TO SEPTEMBER 30, 2004


                                                      Registered      Accumulated
                                                       Capital          Deficit         Total
                                                  --------------   --------------  ------------
Balance, February 24, 2001 (inception).......      $          -     $         -     $         -

Capital contributions........................         1,209,190               -        1,209,190

Net loss.....................................                 -        (169,784)       (169,784)
                                                   -------------    ------------    ------------
Balance, December 31, 2002...................         1,209,190        (169,784)       1,039,406

Net loss.....................................                 -        (271,442)       (271,442)
                                                   -------------    ------------    ------------
Balance, December 31, 2003...................         1,209,190        (441,226)         767,964

Net loss.....................................                 -        (274,858)       (274,858)
                                                   -------------    ------------    ------------
Balance, September 30, 2004..................      $  1,209,190      $ (716,084)    $    493,106
                                                   =============    ============    =============



                        See accompanying notes to financial statements



                  BEIJING DAHUA REAL ESTATE DEVELOPMENT, LTD.

                          NOTES TO FINANCIAL STATEMENTS
              SEPTEMBER 30, 2004 AND DECEMBER 31, 2003 AND 2002


1.   Nature of operations

Beijing Dahua Real Estate Development, Ltd. (the Company) was incorporated on September 24, 2001, under the laws of the People's Republic of China (the PRC). In the PRC, Ltd, or Limited, is equivalent to Inc, or Incorporated, in the United States (US).

The Company engages in the development of real estate and the sale of commodity housing. The Company also provides management for its housing, information consulting, and sales of building, electrical, and decorating materials. The Company has been in the process of acquiring and developing land and housing for sale, and is now prepared for sales of those items to begin.

2.   Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US
GAAP). This basis differs from that used in the statutory accounts of the Company, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

3.   Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and markets in the PRC. Changing political climates in the PRC could have a significant effect on the Company's business.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks.

Trade Accounts Receivable

Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount becomes questionable. The Company had no trade accounts receivable during the audit periods presented.

Inventories

Inventories consist primarily of land acquisition and development costs, and engineering, infrastructure, and construction work-in-progress costs. The inventories are valued at cost based on the level of completion. No provision for potential obsolete inventory has been made.

Property, Plant, and Equipment

Property, plant, and equipment are carried at cost less accumulated depreciation, which is computed using the straight-line method over the useful lives of the assets. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Property and equipment are depreciated over their estimated useful lives as follows:

     Computer equipment      3 years
     Office equipment        7 years
     Vehicles                7 years

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired, according to the guidelines established in Statement of Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company also evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. No impairment of assets was recorded in the periods reported.

Registered Capital

Companies in the PRC are not held by stock ownership as is the case in the US. Those creating a company register and pay in a given amount of required registered capital at formation of the company, as required by laws in the PRC governing business entity formation.

Revenue Recognition

The Company recognizes revenue when the earnings process is complete. Such completion is identified when a home is sold and payment received, or when services are provided.

Advertising Expenses

Advertising costs are expensed as incurred. Advertising expense amounted to $63,992, $28,665 and $266 for the nine months ended September 30, 2004, the year ended December 31, 2003 and the period from September 24, 2001 (inception) to December 31, 2002, respectively.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in United States (US) dollars. The functional currency is the Renminbi (RMB). The financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

The exchange rate for RMB to US dollars has varied by only 100ths during 2004, 2003, and 2002. Thus, the consistent exchange rate used has been 8.27 RMB per each US dollar. Since there have been no greater fluctuations in the exchange rate, there is no gain or loss from foreign currency translation and no resulting other comprehensive income or loss.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. Nearly all differences in tax bases and financial statement carrying values are permanent differences. Therefore, the Company has recorded no deferred tax assets or liabilities.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

4.   Loans Receivable

The Company is owed $56,943, $79,791, and $90,662 at September 30, 2004 and December 31, 2003 and 2002, respectively. The advances are non-interest bearing and due on demand. Interest has not been imputed due to its minimal amount.

5.   Short-term Loans

Notes payable had balances of $34,134 at September 30, 2004 and December 31, 2003, and $183,009 at December 31, 2002. The notes are non-interest bearing and due on demand. Interest has not been imputed due to its minimal amount.

6.   Related Party Transactions

Notes payable to related parties had balances of $3,943,487, $4,060,260, and $352,026 (including accrued interest) at September 30, 2004 and December 31, 2003 and 2002, respectively. The notes carry an annual interest rate of 6 percent and are due on demand. Interest expense was $98,161 for the year ended December 31, 2003, which remained accrued at September 30, 2004. Interest for the period of September 24, 2001 (inception) through December 31, 2002 was minimal and, therefore, not expensed.

7.   Income Taxes

The Company is currently not subject to income taxes according to applicable tax laws in the PRC.

8.    Contingencies

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management feels the chances of such an obligation arising are remote.

                                  PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


                  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation permits us to indemnify each person who is or was our director or officer to the fullest extent permitted by Delaware General Corporation Law and any current or future legislation or judicial or administrative decision, against all fines, liabilities, costs and expenses, including attorney's fees, arising from claims against such persons in connection with their acting as our director or officer. We may maintain director and officer liability insurance, at our expense, to mitigate such exposure.


               OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth expenses, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being registered by this prospectus. We have agreed to pay all the costs and expenses of this offering. Selling shareholders will not pay any part of these expenses.

                  SEC registration fee             $        45
                  Accounting fees and expenses          38,000
                  Legal fees and expenses               20,000
                  Transfer agent fees                    1,500
                  Federal tax                                -
                  State tax and fees                         -
                  Blue Sky expense                       1,500
                  Printing and engraving                 2,000
                  Miscellaneous expenses                 2,500
                                                   ------------
                          Total                     $   65,545

All expenses are estimated except the SEC filing fee.


                   RECENT SALES OF UNREGISTERED SECURITIES

On March 8, 2002, we issued 5,000,000 shares of our common stock to Waywood Investment Ltd. ("Waywood") in connection with the organization of Norton Industries Corp. The shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act, as amended. We believed this exemption is available because the issuance was a transaction not involving public offering. The beneficial owner was a sophisticated investor, and was our then sole officer and director, and was in possession of all material information relating to us. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

On February 26, 2003, Waywood entered into a stock purchase agreement with Comp Hotel International Limited, a British Virgin Islands corporation ("Comp Hotel"), pursuant to which Comp Hotel International acquired 4,250,000 shares of our common stock from Waywood.

On January 30, 2005, Waywood and Comp Hotel entered into a share exchange agreement with Bauer Invest Inc. for a reverse acquisition. Pursuant to the agreement, Waywood and Comp Hotel sold all of our capital stock, or 5,000,000 shares of common stock, to Bauer for retirement in exchange for $100,000 in cash and 1,000,000 shares of our post-merger common stock. As a result of this reverse acquisition, we issued 19,000,000 shares of our common shares to 108 shareholders of Bauer on pro rata basis, i.e., the number of shares received by each person is proportionate to the number of shares he/she originally owned in Bauer. All shares were issued under the exemption from registration provided by Regulation S of the Securities Act of 1933, as amended. All share recipients are residents outside of the United States; the transaction took place outside the United States; and no directed selling efforts were made in the United States.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.



                                       EXHIBITS

(a) Exhibits

Exhibit No.                          Description
-----------  ---------------------------------------------------------------
2.1 Share Exchange Agreement (Incorporated by reference to Current Report on Form 8-K filed on February 1, 2005, Commission File No. 0-49852).

3.1 Articles of Incorporation (Incorporated by reference to Registration Statement on Form 10-SB filed on June 10, 2002 Commission File No. 0-49852).

3.2          Certificate of Amendment of Certificate of Incorporation.

3.3 Bylaws (Incorporated by reference to Registration Statement on Form 10-SB filed on June 10, 2002 Commission File No. 0-49852).

4.1 Specimen Stock Certificate (Incorporated by reference to Registration Statement on Form 10-SB/A filed on July 29, 2002 Commission File No. 0-49852).

5.1 Opinion of William G. Hu, Esq. regarding the legality of the securities being registered.

14.1         Code of Business Conduct and Ethics.

21           Subsidiaries of the Registrant.

23.1. Consent of Child, Sullivan & Company, Independent Registered Certified Public Accountants.

23.2         Consent of Wiliiam G. Hu, Esq. including in Exhibit 5.1

                                    UNDERTAKINGS


The registrant hereby undertakes:

(1) To file, during any period in which offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) Include any additional or changed material information on the plan of distribution;

(2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at end of the offering.

                                     SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Beijing, the People's Republic of China, on February 7, 2005.

Dahua Inc.

By : /s/ Yonglin Du
----------------------------
Yonglin Du, President & CEO
(principal executive officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates stated:

By : /s/ Yonglin Du                                      February 7, 2005
-------------------------                            --------------------
Yonglin Du, President, CEO, and Director                      Date
(principal executive officer)


By : /s/ Hua Meng                                        February 7, 2005
-------------------------                            --------------------
Hua Meng, Chief Financial Officer                             Date
(principal financial officer and
principal accounting officer)


By: /s/ Wulong Wang                                      February 7, 2005
-----------------------                               --------------------
Wulong Wang, Director                                         Date